Exhibit 10.3

PLATFORM SPECIALTY PRODUCTS CORPORATION
LONG TERM CASH BONUS AWARD

FOR

WAYNE HEWETT

1.  Long Term Cash Bonus Award.  Platform Specialty Products Corporation (the “Company”) hereby grants, as of February 16, 2015 (the “Date of Grant”), to Wayne Hewett (the “Recipient”), the right to receive, upon vesting as provided for herein, a gross cash bonus payment equal to twenty five million dollars ($25 million) (the “Bonus”).  The Bonus, if any, shall be subject to the terms, provisions and restrictions set forth in this Agreement.  As a condition to entering into this Agreement, and to the payment of any Bonus, the Recipient agrees to be bound by all of the terms and conditions herein.

2.  Vesting of Bonus.

(a)  General Vesting.  Except as provided in Section 3 of this Agreement, (i) fifty percent (50%) of the Bonus shall vest on March 15, 2020 (the “Vesting Date”) if and only if the EBITDA target specified on Schedule A attached hereto (the “EBITDA Target”) is met for any fiscal year of the Company during the period beginning December 31, 2015 and ending December 31, 2019 (the “Measurement Period”), and (ii) fifty percent (50%) of the Bonus shall vest on the Vesting Date if and only if  the share price target as specified on Schedule A attached hereto (the “Share Price Target”) is met.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall meet and certify the extent to which the Bonus, if at all, is vested on or before the Vesting Date.

(b)  Adjustments to Goals and Targets.

(i)  If, during the vesting period (i.e. the time between the effective date and the Vesting Date), the Company or any of its Related Entities (as defined in the Platform Specialty Products Corporation Amended and Restated 2013 Incentive Compensation Plan (the “Plan”)) consummates (whether by merger, recapitalization, consolidation, stock purchase, asset purchase or otherwise) either an acquisition of any other company or business or a disposition of any material portion of the Company’s assets, in each case, out of the ordinary course of business, (an “Acquired/Disposed Business”), the Committee may make appropriate and equitable adjustments to the EBITDA Target to account for the relative impact of the Acquired/Disposed Business. Notwithstanding the foregoing, if the Committee does not determine to adjust the EBITDA Target, the results of operations of the Acquired/Disposed Business shall be excluded from the determination of EBITDA and the EBITDA Target shall not be adjusted.

(ii)  With respect to the Share Price Target the Committee may make appropriate and equitable adjustments in the case where the Company’s common stock is no longer publically traded.

(iii)  Adjustments that may be made by the Committee pursuant to this Agreement shall be permitted unless expressly prohibited or unless such adjustments would not be permitted with respect to any amount that would otherwise qualify for the performance- based exception to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and without regard to the ability to exercise negative discretion.

3.  Forfeiture of Bonus

(a)  If the Recipient does not remain in Continuous Service (as defined in the Plan) with the Company for any reason through and on the Vesting Date, the Bonus granted hereunder shall be forfeited immediately upon such lapse in or termination of Continuous Service without recompense to or recourse by the Recipient, except as otherwise provided in the Section 3. Without limiting the foregoing provision, the Bonus will be forfeited without recompense to or recourse by the Recipient, if the Recipient’s Continuous Service is terminated or lapses at any point prior to the Vesting Date for any reason, including without limitation death, disability, voluntary termination, and involuntary termination (with or without cause), except as otherwise provided in this Section 3.

(b)  If such lapse or termination in Continuous Service occurs after March 31, 2017, then the Bonus will be considered proportionately vested on the Vesting Date based upon the fraction equal to the number of months from the Date of Grant to such lapse or termination divided by the number of months from the Date of Grant to the Vesting Date if and only if the EBITDA Target and/or the Share Price Target are met and then only the unvested portion of the Bonus will be forfeited.

(c)  Notwithstanding anything in this Agreement to the contrary, in the event that Recipient shall receive that certain Cash Bonus, as defined and under the terms and conditions set forth in that certain Employment Letter, dated February 16, 2015, by and between the Company and the Recipient, then the Bonus granted hereunder shall be forfeited immediately upon such payment without recompense to or recourse by the Recipient

4.  Settlement of the Bonus.  The Company shall pay the vested Bonus in a single lump sum cash payment within thirty (30) days after the Vesting Date.

5.  Transferability.  The Bonus is not transferable. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

6.  Tax Matters.

(a)           Withholding.  As a condition to the Company’s obligations with respect to the Bonus hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the Bonus.  If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Bonus.

 (b)           Recipient’s Responsibilities for Tax Consequences.  The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the Bonus (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

7.  Amendment, Modification & Assignment. This Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  Unless otherwise consented to in writing by the Company, in its sole discretion, this Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

8.  Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

9.  Miscellaneous.

(a)  No Right to (Continued) Employment or Service.  This Agreement and the grant of Bonus hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)  No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)  Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of Bonus hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)  No Trust or Fund Created.  Neither this Agreement nor the grant of Bonus hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)  Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)  Interpretation.  The Recipient accepts this award of Bonus subject to all of the terms, provisions and restrictions of this Agreement.  The undersigned Recipient hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement.  Time is of the essence with respect to all times and obligation provided for hereunder.

(g)  Headings.  Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)  Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 245 Freight Street, Waterbury, Connecticut 06702, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)  Compliance with Section 409A.  The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

           To the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this letter, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service.

           If at the time your employment hereunder terminates, you are a “specified employee,” as defined in Treas. Reg. Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, then, to the extent necessary to avoid subjecting you to an additional tax or interest under Code Section 409A, any and all amounts payable under this letter on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh (7th) month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treas. Reg. Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (ii) benefits which qualify as excepted welfare benefits pursuant to Treas. Reg. Section 1.409A-1(a)(5), and (iii) other amounts or benefits that are not subject to the requirements of Code Section 409A.

(j)  Non-Waiver of Breach.  The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)  Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

(l)  Clawback of Benefits.  The Company may (i) cause the cancellation of the Bonus, (ii) require reimbursement of any benefit conferred under the Bonus to the Recipient or Beneficiary, and (iii) effect any other right of recoupment of equity or other compensation in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company to comply with applicable laws, regulations or stock exchange requirements (each, a “Clawback Policy”).  In addition, the Recipient may be required to repay to the Company certain previously paid compensation in accordance with any Clawback Policy.  By accepting this Award, the Recipient agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company to comply with applicable laws, regulations, or stock exchange requirements and further agrees that all of the Recipient’s Award Agreements may be unilaterally amended by the Company, without the Recipient’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any such Clawback Policy.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 2nd day of April, 2015.

COMPANY:

PLATFORM SPECIALTY PRODUCTS CORPORATION, a Delaware corporation
By: /s/ Daniel H. Leever Name: Daniel H. Leever Title: Chief Executive Officer

The Recipient agrees to be bound by and comply with the terms of this Agreement. The Recipient represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

Dated: April 2, 2015	RECIPIENT:

/s/ Wayne M. Hewett